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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 2-98715, 33-34753, 33-53385, 333-77601, 333-38224, 333-41654, 333-59814
and 333-101005) of Teleflex Incorporated on Form S-8 of our report dated February 23, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs related to changes in accounting principles) on the consolidated financial statements of Hudson Respiratory Care Inc. and Subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this current report on Form 8-K of Teleflex Incorporated.


/s/ Deloitte & Touche LLP
Costa Mesa, California
September 21, 2004